Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 19, 2026 (which contains an explanatory paragraph relating to substantial doubt about the ability of Archimedes Tech SPAC Partners III Co. to continue as a going concern), relating to the financial statements of Archimedes Tech SPAC Partners III Co. as of December 31, 2025 and for the period from August 1, 2025 (inception) through December 31, 2025, appearing in the Registration Statement on Form S-1, File No. 333- 292419.

/s/ WithumSmith+Brown, PC

New York, New York

January 22, 2026